EXHIBIT 12.0
(PAGE 1 OF 2)

MATTEL, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratios)

	FOR THE THREE MONTHS ENDED			FOR THE YEARS ENDED DECEMBER 31, (a)

	March 31, 2003		March 31, 2002	2002		2001		2000		1999		1998

	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	$44,651		$(6,468)	$621,497		$430,010		$225,424		$170,164		$459,446
Less (plus) minority interest and undistributed income (loss) of less-than-majority-owned affiliates, net	185		(337)	126		170		440		145		(165)
Add:
Interest expense	17,427		29,607	113,897		155,132		152,979		131,609		110,833
Appropriate portion of rents (b)	3,966		4,200	16,615		14,923		14,748		11,974		16,262

Earnings available for fixed charges	$66,229		$27,002	$752,135		$600,235		$393,591		$313,892		$586,376

FIXED CHARGES:
Interest expense	$17,427		$29,607	$113,897		$155,132		$152,979		$131,609		$110,833
Capitalized interest	—		13	43		6		507		527		993
Appropriate portion of rents (b)	3,966		4,200	16,615		14,923		14,748		11,974		16,262

Fixed charges	$21,393		$33,820	$130,555		$170,061		$168,234		$144,110		$128,088

Ratio of earnings to fixed charges	3.10	X	0.80 (c)	5.76	X	3.53	X	2.34	X	2.18	X	4.58	X

(a)

Although Mattel merged with The Learning Company, Inc. (“Learning Company”) in May 1999, the  results of operations of Learning Company have not been included in this calculation  since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

(c)	Earnings did not cover fixed charges by $6.8 million for the three-month period ended March 31, 2002.

EXHIBIT 12.0
(PAGE 2 OF 2)

MATTEL, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(In thousands, except ratios)

	FOR THE THREE MONTHS ENDED			FOR THE YEARS ENDED DECEMBER 31, (a)

	March 31, 2003		March 31, 2002	2002		2001		2000		1999		1998

	(Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES:
Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	$44,651		$(6,468)	$621,497		$430,010		$225,424		$170,164		$459,446
Less (plus) minority interest and undistributed income (loss)of less-than-majority-owned affiliates, net	185		(337)	126		170		440		145		(165)
Add:
Interest expense	17,427		29,607	113,897		155,132		152,979		131,609		110,833
Appropriate portion of rents (b)	3,966		4,200	16,615		14,923		14,748		11,974		16,262

Earnings available for fixed charges	$66,229		$27,002	$752,135		$600,235		$393,591		$313,892		$586,376

FIXED CHARGES:
Interest expense	$17,427		$29,607	$113,897		$155,132		$152,979		$131,609		$110,833
Capitalized interest	—		13	43		6		507		527		993
Dividends - Series C preferred stock	—		—	—		—		—		3,980		7,960
Appropriate portion of rents (b)	3,966		4,200	16,615		14,923		14,748		11,974		16,262

Fixed charges	$21,393		$33,820	$130,555		$170,061		$168,234		$148,090		$136,048

Ratio of earnings to combined fixed charges and preferred stock dividends	3.10	X	0.80 (c)	5.76	X	3.53	X	2.34	X	2.12	X	4.31	X

(a)

Although Mattel merged with Learning Company in May 1999, the  results of operations of Learning Company have not been included in this calculation since the Consumer Software segment was reported as a discontinued operation effective March 31, 2000.

(b)	Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

(c)	Earnings did not cover fixed charges by $6.8 million for the three-month period ended March 31, 2002.